Exhibit 1

The Article 1 Section 6 shall be amended as follows:

Stockholders of record may vote at any meeting either in person or by proxy. A stockholder may authorize his vote by proxy in writing, by telephone transmission or by other means of electronic transmission, which shall be recorded with the Secretary of the meeting before being voted. Such proxies shall entitle the holders thereof to vote at any adjournment thereof. No director or officer of the corporation shall be eligible to act as proxy at any meeting. No proxy shall be valid after the expiration date of eleven months from the date of its execution unless the stockholder executing it shall have specified therein the length of time it is to continue in force, which shall be for some limited period. Each stockholder shall be entitled to one vote for each share of stock held by him. Except as otherwise provided by law or the Certificate of Incorporation, all questions properly brought before a stockholders’ meeting shall be determined by a majority vote of the shares of stock issued and outstanding.